Exhibit 99.2

News

Contact:	Investors	Media
	Greg Ketron	Barry Koling
	(404) 827-6714	(404) 230-5268

For Immediate Release

May 15, 2007

SunTrust Announces Acceleration and Expansion of

Major Shareholder Value Initiatives

Company Sees Additional 30% Cost Savings & Faster Pace from Efficiency Program; Partial

Sale of Coca-Cola Shares Reflects Capital Optimization Focus

ATLANTA — SunTrust Banks, Inc. (NYSE: STI) announced today a series of initiatives representing an acceleration and expansion of the Company’s increasingly intensive drive to enhance shareholder value. These initiatives focus on three key categories: efficiency and productivity, SunTrust’s ownership of Coca-Cola common stock and capital optimization/balance sheet management.

“Today’s announcement is consistent with our disciplined execution of a comprehensive program to deliver shareholder value. It also reflects the pace we believe appropriate in today’s challenging environment for banks and in light of our own commitment to fully capitalize on the opportunities afforded by SunTrust’s business mix, competitive strengths and high-growth geographic footprint,” said James M. Wells III, President and Chief Executive Officer of SunTrust. Mr. Wells became SunTrust CEO in January 2007.

“With the full support of our board of directors, the dedication of our management team, and the proven execution capabilities of our employees, the acceleration we are announcing today, along with our ongoing performance focus, provides a powerful platform for improved results and higher growth,” Mr. Wells added. The initiatives announced today include:

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Higher Efficiency and Productivity Targets: In January 2007, SunTrust announced a company-wide efficiency and productivity program named “E2 – Excellence in Execution,” designed to slow the rate of growth in operating expenses and provide funding for investment in selected high-growth businesses. In connection with the program’s implementation, the Company has confirmed further opportunities for streamlining its expense base, as well as for accelerated implementation of certain E2 initiatives.

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As a result of these expanded E2 opportunities, the Company now expects the annual gross cost savings during the full year of 2009 to total approximately $530 million. The original estimate, which was based on cost savings to be achieved by the end of that year, was $400 million. The new, higher total reflects an additional $205 million in cost savings expected to be achieved during 2009. The original estimate was $325 million. In addition, the Company has revised its 2007 estimated cost savings to $181 million, an increase of $46 million from its original plan.

The E2 initiative involves efficiency and productivity opportunities related to five areas: corporate real estate, supplier management, offshoring and outsourcing, process re-engineering and a structured organizational review. SunTrust said the additional expense reductions would come primarily from the corporate real estate, process re-engineering and organizational review components of E2.

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Sale of Coca-Cola Stock: In connection with the Company’s strategy to optimize its capital structure, SunTrust has sold 4.5 million shares of its common stock in The Coca-Cola Company (NYSE: KO) in a market transaction. This represents approximately 9% of its total Coca-Cola holdings. SunTrust also said it has begun a sharply focused evaluation of its remaining Coca-Cola common stock with the goal of ensuring that all Coca-Cola holdings are rationalized in context of the Company’s long-term capital optimization goals. SunTrust said it will implement — and communicate — the results of this evaluation by year-end.

With respect to the sale of Coca-Cola stock, Mr. Wells noted, “this action was taken after extensive discussion by our Board about the best way to maximize the value of this long-held asset. Our decisions with respect to Coca-Cola stock, along with the other initiatives announced today, are consistent with our focus on enhancing shareholder value and the efficiency of our overall capital structure. We continue to have great respect for The Coca-Cola Company and value the historical, and future, business relationship of our two Atlanta-based companies.”

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Capital Optimization & Balance Sheet Management: SunTrust expects to repurchase $750 million-$1 billion of the Company’s stock during the remainder of 2007, funded in part by the proceeds of the Coca-Cola stock sale. SunTrust also has achieved significant capital flexibility as a result of balance sheet management strategies executed in 2006 and the first quarter of 2007. Through a combination of a previously announced 20% dividend increase and anticipated share repurchases, the Company expects to return over 90% of earnings to common equity shareholders in 2007. SunTrust also said it will continue a comprehensive review of its balance sheet and business lines to identify underperforming assets.

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Mr. Wells and SunTrust’s Chief Financial Officer, Mark A. Chancy, will provide detail on these initiatives and their anticipated impact on the Company’s performance in a presentation at the UBS Global Financial Services Conference today in New York at 11:40 ET. A copy of the conference slides is available on SunTrust’s web site at www.suntrust.com and may be accessed by clicking on the link, “Webcasts and Presentations,” located under the “Investor Relations” pages. “Investor Relations” pages may also be accessed from SunTrust’s home page via the link, “Investor Relations”. Interested individuals can listen to the live webcast of the presentation which will begin at approximately 11:40 a.m. at the same website. The webcast of the presentation will be archived at the same website later that afternoon and will be available for 30 days following the event. The webcast link will be available at least fifteen minutes before the webcast.

About SunTrust Banks, Inc.

SunTrust Banks, Inc., headquartered in Atlanta, is one of the nation’s largest banking organizations, serving a broad range of consumer, commercial, corporate and institutional clients. As of March 31, 2007 SunTrust had total assets of $186.4 billion and total deposits of $123.4 billion. The Company operates an extensive branch and ATM network throughout the high- growth Southeast and Mid-Atlantic states and a full array of technology-based, 24-hour delivery channels. The Company also serves customers in selected markets nationally. Its primary businesses include deposit, credit, trust and investment services. Through various subsidiaries the Company provides credit cards, mortgage banking, insurance, brokerage, equipment leasing and capital markets services. SunTrust’s Internet address is http://www.suntrust.com

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